CONTACT:	Susan Hubbard, Investors (650) 522-5715
Amy Flood, Media (650) 522-5643

For Immediate Release

CAROLINE DORSA TO JOIN GILEAD AS SENIOR VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER

Foster City, CA, October 18, 2007 — Gilead Sciences, Inc. (Nasdaq: GILD) today announced that Caroline Dorsa will join the company in November as Senior Vice President and Chief Financial Officer. Ms. Dorsa will report to John F. Milligan, PhD, Gilead’s Chief Operating Officer, and will join the company’s senior leadership team. In this role, she will be responsible for Gilead’s worldwide Finance and Investor Relations functions.

“As the complexity of our business increases, we are fortunate to have someone with Caroline’s breadth of financial management and pharmaceutical experience join the Gilead team,” said Dr. Milligan. “Caroline has successfully led and managed in a range of financial roles and responsibilities, and her experience will be invaluable to Gilead as we navigate the continued growth of our company.”

Ms. Dorsa until this month served as Senior Vice President and Chief Financial Officer at Avaya, Inc., a global provider of business communications applications, systems and services, which has agreed to a private equity buyout. Prior to joining Avaya in 2007, she spent 20 years at Merck & Co., Inc., most recently in the role of Vice President and Treasurer, which she held from 1994 through 2007. In this position she was responsible for the company’s treasury, tax, portfolio management and investor relations functions, as well as financial controllership for Merck Research Laboratories and Merck’s manufacturing division.

Ms. Dorsa holds a bachelor’s degree from Colgate University and an MBA from Columbia University’s Graduate School of Business. She is a member of the Board of Directors of Public Service Enterprise Group, a New Jersey-based energy transmission and delivery company.

About Gilead Sciences
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including risks that Gilead will not experience continued growth in the future. The reader is cautioned not to rely on these forward-looking statements. These and other risks are described in detail in the Gilead Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the first and second quarters of 2007 as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements.

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For more information on Gilead Sciences, please visit the company’s website at www.gilead.com or call
Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.